Filed Pursuant to Rule 433

Registration Statement Nos. 333-169514

Anheuser-Busch InBev Worldwide Inc.

Pricing Term Sheet

November 9, 2010

BRL 9.750% Notes due 2015

Issuer:	Anheuser-Busch InBev Worldwide Inc.

Guarantors:	Anheuser-Busch InBev SA/NV, Brandbrew S.A., Cobrew NV/SA, Anheuser-Busch Companies, Inc.

Ratings*:	Baa2 (positive outlook) at Moody’s / BBB+ (positive outlook) at S&P

Legal Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	November 9, 2010

Settlement Date:	(T+5); November 17, 2010

Principal Amount:	BRL750,000,000

Maturity:	November 17, 2015

Denominations/Multiples:	BRL100,000/BRL1,000

Day Count:	30/360

Interest Payment Dates:	May 17 and November 17

First Payment Date:	May 17, 2011

Coupon:	9.750%

Yield:	9.750%

Price to Public:	100.000% (Purchasers will make payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Brazilian reais into U.S. dollars)

Conversion of the Payment Amounts:

All amounts due in respect of principal or interest will be paid in U.S.

dollars, calculated by the Paying Agent using the Applicable Exchange Rate that the Calculation Agent will provide to the Paying Agent on the applicable Exchange Rate Determination Date to translate the Brazilian real amounts into U.S. dollars.

Exchange Rate Determination Date:	The third Business Day preceding each Interest Payment Date or the Maturity Date.

Business Days:	New York City, London, and Brussels (provided commercial banks and exchange markets are open, or not authorized to close); solely for determining Applicable Exchange Rate: Sao Paulo, Brazil and New York City (provided commercial banks and foreign exchange markets are open, or not authorized to close).

FX for Settlement:	1.7001

CUSIP:	03523T AY4

ISIN:	US03523TAY47

Listing:	NYSE

Bookrunners:	Barclays Capital Inc., Deutsche Bank Securities Inc., Itau BBA USA Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Itaú BBA USA Securities Inc. toll-free at 1-888-770-4828.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to the third business day before the delivery of the securities will be required, by virtue of the fact that the securities initially will settle in T+5, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisor.

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s or Standard and Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

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